Exhibit 99(a)(1)(E)

NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT

        If you previously elected to accept Inhale Therapeutic Systems, Inc.'s ("Inhale") Offer to Exchange, and you would like to change your election and reject the Offer, you must sign this Notice and return it to Steve Hurst or Bob Harper at Inhale before midnight, Pacific Standard Time, on February 25, 2002, unless the Offer is extended. This Notice of Change in Election may be sent via mail or courier to the attention of Steve Hurst or Bob Harper at Inhale's corporate offices in San Carlos, California. Notices will also be accepted via facsimile at (650) 620-5360 or via email at exchange@inhale.com. If you do elect to return this Notice via email or facsimile, please provide us with an original executed copy as soon as possible. If you have questions regarding the process for returning this Notice, please contact Steve Hurst or Bob Harper via email at exchange@inhale.com. Alternatively, you may reach Steve Hurst via telephone at (650) 631-3118 or Bob Harper at (650) 631-3222.

To Inhale:

        I previously received a copy of the Offer to Exchange (dated January 25, 2002), the cover letter, the Summary of Terms and an Election Form. I signed and returned the Election Form, in which I elected to accept Inhale's Offer to Exchange. I now wish to change that election, and reject Inhale's Offer to Exchange. I understand that by signing this Notice and delivering it pursuant to the instructions above, I will be able to withdraw my acceptance of the Offer, and reject the Offer to Exchange instead. I have read and understand all of the terms and conditions of the Offer to Exchange.

        I understand that in order to reject the Offer, I must sign and deliver this Notice to Steve Hurst or Bob Harper at Inhale's corporate offices in San Carlos, California before midnight, Pacific Standard Time, on February 25, 2002, or if Inhale extends the deadline to exchange options, before the extended expiration of the Offer.

        By rejecting the Offer to Exchange, I understand that I will not receive any Replacement Options, and I will keep my Eligible Options and Mandatory Exchange Options. These options will continue to be governed by the stock option plan under which these options were granted and the existing option agreements between Inhale and me.

        I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.

        I do not accept the offer to exchange options.

Date:
Optionee Signature
Name:	(Please print)

Inhale hereby agrees and accepts this Notice of Change in Election from Accept to Reject, and such acceptance shall be binding on Inhale's successors, assigns and legal representatives:

INHALE THERAPEUTIC SYSTEMS, INC.
By:	Date:
Title: